Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-209612) and Form S-8 (Nos. 333-183500 and 333-183501) of LyondellBasell Industries N.V. of our report dated February 22, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/  PricewaterhouseCoopers LLP

Houston, Texas

February 22, 2018